Exhibit 10.19

ELECTION TO PARTICIPATE AND RELEASE OF ALL CLAIMS (herein “Agreement”)

JOHN LEE AND JBT CORPORATION

TERMINATION OF EMPLOYMENT

My employment with John Bean Technologies Corporation, also known as JBT Corporation (herein “the Company”) will terminate effective December 31, 2013. I have agreed to resign as an officer or a director of the Company, or any part thereof for which I currently serve as an officer or director, and agree to execute written resignations provided by the Company for that purpose. I further agree not to seek reinstatement, future employment or any other employment relationship with the Company or any of its subsidiaries or affiliates.

BENEFITS/CONSIDERATION

1. I understand that the Company has paid or will pay me all accrued salary and benefits that are owed to me, which are as follows:

(a)

a lump sum payment of Thirty-One Thousand Nine Hundred Eighty-Three Dollars ($31,983) (comprised of my December 2013 base salary of Thirty Thousand Eight Hundred Eighty-Three Dollars ($30,883) and my car allowance of One Thousand One Hundred Dollars ($1,100)), less normal payroll deductions and taxes, which constitutes all wages owed to me by the Company through December 31, 2013, which was paid to me on December 24, 2013; and

(b)

a lump sum payment of Fourteen Thousand Two Hundred Fifty-Four Dollars ($14,254), less normal payroll deductions and taxes, which constitutes all of my earned and accrued but unused vacation leave, which was paid to me on December 24, 2013.

2. By virtue of my signature below and my other agreements herein, I understand that I will additionally be entitled to the following benefits under the John Bean Technologies Corporation Executive Severance Pay Plan, effective, as Amended and Restated, January 1, 2013 (herein “Executive Severance Plan”), and that my employment with the Company is deemed “terminated without cause” for the purpose of determining my entitlement to benefits under the Executive Severance Plan:

(a)

a lump sum payment of Seven Hundred Eighteen Thousand Thirty-Five Dollars and Fifty-Six Cents ($718,035.56) (comprised of Four Hundred Sixty-Three Thousand Two Hundred Forty-Eight Dollars and Seventy-Five Cents ($463,248.75) constituting fifteen (15) months of my current annual base salary and Two Hundred Fifty-Four Thousand Seven Hundred Eighty-Six Dollars and Eighty-One Cents ($254,786.81) constituting Fifty-Five Percent (55%) of my current base salary, under the terms set forth in paragraphs 4.1(a) and 4.1(b) of the Executive Severance Plan) payable no later than fourteen (14) days after the expiration of the seven-day revocation period described herein;

(b)

a lump sum payment of Eighteen Thousand Four Hundred Dollars ($18,400), constituting fifteen (15) times the Company’s portion of my current monthly premium for medical and dental coverage, under the terms set forth in paragraph 4.1(c) of the Executive Severance Plan, payable no later than fourteen (14) days after the expiration of the seven-day revocation period described herein;

(c)

a lump sum payment of Fifty Thousand Dollars ($50,000) in lieu of the outplacement assistance described in paragraph 4.1(e) of the Executive Severance Plan, payable no later than fourteen (14) days after the expiration of the seven-day revocation period described herein; and

(d)

a lump sum payment of Eleven Thousand Dollars ($11,000), which is equal to the remaining amounts due to me by the Company in 2013 for financial planning/tax preparation assistance under the terms of set forth in paragraph 4.1(f) of the Executive Severance Plan, payable no later than fourteen (14) days after the expiration of the seven-day revocation period described herein.

3. In addition to the benefits set forth above, I understand that I have been offered, and will receive in consideration for actions and commitments by me in this Agreement, an accelerated vesting of the Long Term Incentive Plan Award (herein “2014 Stock Award”) that would otherwise have taken place on January 2, 2014 if I had been employed on that date. I understand: (i) that I am not otherwise entitled to this benefit under the Executive Severance Plan; and (ii) that the 2014 Stock Award shall be paid on or about the date that it would otherwise have been paid had I remained employed, provided that I have signed this Agreement and the seven-day revocation period described herein has passed.

4. I understand and agree that this Release and this Agreement will not change or negatively impact my entitlement to: (i) my earned wages and payment of my earned and accrued but unused vacation; (ii) my 2013 Bonus; (iii) my entitlement to benefits accrued under the Company’s Non-Qualified Savings and Investment Plan and the Company’s Salaried Employees’ Equivalent Retirement Plan (non-qualified pension); (iv) any other vested retirement benefits I may have under the JBT Pension Plan or 401k Plan; and (v) election of continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). With respect to the 2013 Bonus, I understand that: (a) it will be based on earned Business Performance Indicators (BPI) as opposed to Target, my BPI numbers will be calculated using the same % as others in my peer group, and BPI calculation will continue to be based 50% on Corporate performance and 50% on AeroTech performance; (b) API will be set at 1.0; (c) my salary for purposes of the calculation will be based on twelve months at my current salary; and (d) this 2013 Bonus shall be paid to me in accordance with the Company’s regular payment schedule for 2013 Bonuses paid to similarly situated employees of the Company.

5. Except as specifically stated above or in this Agreement, I understand that all of my entitlement to compensation and Company-provided benefits will cease on December 31, 2013. I further understand that I am not entitled to any additional separation or severance pay or benefits of any kind.

RELEASE AND WAIVER

In consideration for the benefits described in this Agreement, I and any person acting by, through, or under me, release, waive, and forever discharge the Company, its subsidiaries and affiliates and all of their respective agents, employees, officers, directors, shareholders, successors, and assigns (the “Released Parties”) from any and all actions, demands, obligations, agreements, or proceedings of any kind, whether known or unknown, at this time, arising out of, or connected with, my employment with the Company, my separation from the Company, and/or end of my employment, including, but not limited to all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses and, without limiting the generality of the foregoing, to all claims arising under the Age Discrimination in Employment Act of 1967, as amended (herein “ADEA”), the Older Worker Benefit Protection Act (herein “OWBPA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act or any other federal, state, or local law, statute, or ordinance affecting my employment with or separation from the Company.

I understand that while nothing in this Agreement prevents me from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or any other federal, state or local agency charged with the enforcement of any employment laws, by signing this Agreement I waive the right to individual relief based on claims asserted against the Released Parties in such a charge or complaint, except where such a waiver is prohibited.

I understand that my release of claims in this Agreement does not apply to any claims or rights that may arise after the date that I sign this Agreement, claims related to the consideration for and benefits provided to me in this Agreement (including the right to enforce this Agreement), claims related to the Company’s expense reimbursement policies, claims related to any other benefits plans offered by the Company (including without limitation the Company’s Non-Qualified Savings and Investment Plan, the Salaried Employees’ Equivalent Retirement Plan (non-qualified pension), the JBT Pension Plan, the 401(k) Plan, and the 2014 Stock Award), and any claims that the controlling law clearly states may not be released by private agreement. All other rights and claims are released.

VOLUNTARY AGREEMENT; ADVICE OF COUNSEL; 21-DAY PERIOD

I acknowledge that:

(a)	I have read this Agreement, and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this Agreement.

(b)	The consideration for this Agreement, described above, is in addition to anything of value to which I already am entitled.

(c)	I have had the opportunity to seek, and I was and am advised in writing to seek, legal counsel prior to signing this Agreement.

(d)	I have been given at least 21 days to consider the terms of this Agreement before signing it.

(e)	I agree with the Company that changes, whether material or immaterial, do not restart the running of the 21-day consideration period.

(f)

I agree that I: (i) have received all compensation due me as a result of service performed for the Company with the receipt of my final paycheck, or will receive such compensation in accordance with the terms of this Agreement; (ii) have reported to the Company any and all work-related injuries incurred by me during my employment by the Company; and (iii) have provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released person or entity.

REVOCATION

I understand that if I sign this Agreement, I can change my mind and revoke it within seven days after signing it by returning it with written revocation notice to Mark Montague of the Company’s Human Resources Department. I understand that the release and waiver set forth in this Agreement will not be effective until after this seven-day period has expired, and I will receive no benefits under this Agreement (except for accrued wages and earned and unused vacation leave) until after this Agreement is effective. If the revocation day expires on a weekend or holiday, I understand I have until the end of the next business day to revoke.

BINDING AGREEMENT

I understand that following the seven-day revocation period, this Agreement will be final and binding. I promise that I will not pursue any claim that I have waived and/or released by this Agreement. If I break this promise through no fault or breach of the Company, I agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims, except this provision does not apply to claims that I may have under the OWBPA, the ADEA, and any other claims that cannot be waived as a matter of law.

NON-DISCLOSURE; NON-SOLICITATION; NON-COMPETITION

I agree to return all confidential information, computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which were or are the property of the Company by no later than December 31, 2013. I further agree not to retain any copies of any such property in my possession or under my control, and also agree to retain in confidence any confidential information concerning the Company until such information is publicly available.

I agree to maintain the confidentiality of this Agreement and will not disclose in any fashion the amount of the benefits I receive under this Agreement, and/or the substance or content of discussions involved in this Agreement, to any person other than: my spouse; my attorneys, accountants, and tax advisors as required by appropriate taxing authorities; or otherwise as required by law.

I agree to reasonably cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties or Company clients that relate to matters within my knowledge or responsibility. The parties agree not to make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public that are in any way disparaging or negative towards me or the Company, any of its affiliates, or the products, services, representatives or employees of any of the foregoing. The Company agrees that it shall, and shall cause all of its senior management employees, officers, members of the boards of directors, owners, and each of their respective affiliates, to respond to any inquiries about my performance or the circumstances surrounding the termination of my employment with the Company, by referring such inquiries to the Vice President of Human Resources (currently Mark Montague), who will respond by providing statements about me that are entirely consistent with the following: (i) I resigned from my employment to pursue other career opportunities; and (ii) the Company wishes me the best of luck in my future endeavors.

I agree that during the Severance Period I will not: (i) accept employment with any person or entity that is in competition with the Company’s AeroTech Division; (ii) solicit any customers of the Company with whom I had or made contact during my employment with the Company; or (iii) solicit or induce any other employees or officers of the Company with whom I had contact in my employment with the Company to terminate their employment with the Company.

GENERAL PROVISIONS

The validity of this Agreement shall be construed under Illinois law. This Agreement constitutes the complete and total agreement with respect to issues addressed in this Agreement. However, this Agreement shall not in any way affect, modify, or nullify any agreement I have entered into with the Company which obligates me to protect the Company’s confidential information, refrain from competing with the Company, or soliciting Company employees or customers after my employment is terminated. I represent that I am not relying on any other agreements or oral representations not fully expressed in this Agreement.

I agree that this Agreement shall not be modified, altered, or discharged except by written instrument signed by an authorized Company representative and me. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this release. This Agreement may be executed in counterparts and delivered by facsimile or other electronic means, each of which shall constitute one and the same instrument.

I have read and understand the Election to Participate and Release of all Claims. I accept the consideration stated above and agree to be bound by the terms of this Election to Participate and Release of all Claims.

Dated	12/30/2013	Signature	/s/ John Lee	Name Printed: John Lee
John Lee

I have approved and accepted John Lee’s Election to Participate and Release of all Claims on behalf of the Company.
Dated	1/7/2014	Signature	/s/ Mark Montague	Name Printed: Mark Montague
Mark Montague